FOR IMMEDIATE RELEASE                             Frontline Communications Corp.
                                                  One Blue Hill Plaza
                                                  PO Box 1548
                                                  Pearl River, New York 10965

CONTACT:
Rick Byrne                                        Investor Relations
Phone: (845) 623-8553 X1180                       Phone: (845) 623-8553 X1108
Fax: (845) 623-8669                               Fax:  (845) 623-8669
Rbyrne@fcc.net                                    investorrelations@fcc.net


          FRONTLINE COMMUNICATIONS SELLS EQUITY INTEREST IN SUBSIDIARY


Pearl River, New York - February 23, 2001- Frontline Communications Corp. (AMEX:
FNT; NASDAQ: FCCNW), www.frontline.net, announced today that on February 16, 2001, the Company sold 75% of its equity interest in its subsidiary, iShop Networks Inc., to Brett Holmes. The Company had previously purchased iShop from Mr. Holmes in May 1999 for 9,232 shares of Frontline Common stock and $25,000 in cash. The Company sold back 75% of its interest in iShop to Mr. Holmes in return for a release of approximately $120,000 in contractual obligations. Frontline retained a 25% equity interest in iShop and was granted certain anti-dilution and registration rights with respect to shares it retained.

About Frontline

Founded in 1995, Frontline Communications Corporation provides high-quality Internet access and Web hosting services to homes and businesses nationwide. Frontline offers Ecommerce, programming, and Web development services through its PlanetMedia group, www.pnetmedia.com. Frontline is headquartered in Pearl River, New York, and is traded on the American Stock Exchange.

The statements which are not historical facts contained in this press release are forward looking statements that involve certain known and unknown risks and uncertainties, including but not limited to, changes in the market for Internet services, regulatory and technological changes, economic factors, increased competition, and the nature of supplier of customer arrangements which become available to the Company in the future.

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The Company's actual results may differ materially from the results discussed in or implied by any forward-looking statement. The words "intend," "expect," "should," "project," and "anticipate," and similar expressions identify forward looking statements. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date they were made.

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